Exhibit 16(c)(xxv)

Fairness Presentation Prepared for Savanna Special Committee June 21, 2024 Regarding Project Impact [****] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities Exchange Commission.

2 Disclaimer The following pages contain material provided to the Special Committee of the Board of Directors of Sharecare, Inc., in its capacity as such (the “Special Committee”), of Sharecare Inc (“Savanna”, or the “Company”) by MTS Health Securities, LLC (“MTS”, “we” or “our”) as part of a presentation being made in support of our opinion as to the fairness, from a financial point of view, to the holders of the Company’s Common Stock, par value $.001 per share (other than certain holders as provided therein), of the consideration to be received by such holders in the proposed acquisition of the Company by Impact Acquiror, Inc. (“Parent,” or “Altaris”) (the “Transaction”). They contain a summary of the material financial analyses employed by MTS in arriving at our opinion. These materials do not, however, constitute our opinion and are provided for informational purposes only. Our opinion is limited to our manually signed opinion letter that we are delivering to you on or about the date hereof. These materials were prepared on a confidential basis in connection with our oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials were prepared solely for the use of the Special Committee in connection with its consideration of the Transaction. These materials may not be disclosed, copied, reproduced or distributed to, or used or relied upon by any other person or entity or for any other purpose without MTS’s prior written consent. Without limiting the foregoing, this presentation is not for the benefit of, and does not convey any rights or remedies to, any holder of securities of Savanna or any other person, except that the Board of Directors of the Company may be provided with a copy of the letter in its entirety and may rely on the opinion set forth in the letter and a copy of the letter may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. Accordingly, neither MTS nor any of its affiliates, nor any of their respective employees, advisors or representatives, takes any responsibility nor shall any of them have any liability for the information contained herein to the extent used by any such other person or entity or for any such other purpose. The information contained in these materials was based solely on publicly available information or information furnished to MTS. MTS has, with the Special Committee’s consent, relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and these materials assume that such information (whether written or oral) is accurate, complete and fairly presented in all material respects, and MTS makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information. Any estimates and projections contained herein have been based upon the estimates and projections provided to MTS by Savanna and there is no assurance that such estimates and projections will be realized. To the extent such information includes estimates and forecasts of future financial performance prepared by the management of Savanna or obtained from public sources, MTS has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates. Except where otherwise indicated, the analyses and information presented in these materials speak as of the date hereof. Under no circumstances should the delivery of these materials or MTS’s opinion imply that the analyses or information presented herein or therein would be the same if made as of any other date or based upon any other information. MTS does not have or assume any obligation to update or otherwise revise the materials contained herein or its opinion. MTS expresses no view as to Savanna’s underlying business decision to effect the Transaction, the relative merits of the Transaction as compared to other business strategies or transactions that might be available to Savanna or to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. MTS did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, MTS’s analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. These materials are subject to the assumptions, qualifications and limitations set forth herein and in MTS’s opinion letter delivered to the Special Committee and does not constitute a recommendation by MTS to the Special Committee or any other person on how to act with respect to the Transaction. MTS does not address any legal, regulatory, tax or accounting effects of the Transaction, and nothing contained in these materials or in MTS’s opinion shall be deemed to constitute any legal, regulatory, tax or accounting advice.

1. Situation Overview 2. Management Projections 3. Savanna Valuation Appendix – Discounted Cash Flow Analysis – Valuation Support – Historical EBITDA Estimate Revisions Table of Contents

1. Situation Overview

5 Public Market Overview (1) Consists of 360.892mm basic shares outstanding (excludes earnout shares and per management as of 06/13/24), 18.712mm public warrants priced at $0.02 per Black–Scholes calculation provided by management, 2.762mm RSUs vested or expected to vest, 27.299mm RSUs/PSUs that vest upon change in control (as of 06/13/24), 0.125mm inducement grants, and options vesting at various strike prices accounted for using the Treasury Stock Method based on Savanna’s stock price as of 06/20/24. (2) Includes $50mm Series A Convertible Preferred aggregate liquidation preference (5.000mm Units which convert to common stock on a 1:1 basis at $10.00 per share entirely held by Elevance Health, Inc. (ELV)). (3) Includes $0.586mm of long-term debt associated with a senior secured revolving credit facility with Wells Fargo. (4) Management’s estimated cash balance as of valuation date of 09/30/24. (5) Capital IQ research estimates. (6) 2023A P&L adjusted to account for contract termination with Elevance. (7) Multiples reflect enterprise value assuming Series A received liquidation preference. “NM” denotes EBITDA multiples >50.0x. Note: $ in millions, except per share data. Source(s): Capital IQ, Company website, press releases and filings as of 06/20/24. Current Valuation Trading Multiples Price Per Share (06/20/24) $0.77 52 Week High: 1.80 52 Week Low: 0.48 Diluted Shares Outstanding (mm)(1) 391.854 Fully Diluted Market Cap: $303 Plus: Preferred Liquidation Preference(2) 50 Plus: Debt (03/31/24)(3) 1 Less: Cash & Equivalents (09/30/2024)(4) (87) Enterprise Value: $267 $- $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 Nov-20 Mar-21 Jul-21 Nov-21 Mar-22 Jul-22 Nov-22 Mar-23 Jul-23 Nov-23 Mar-24 Stock Price Performance $0.77 07/01/21: closed business combination with Falcon Capital Acquisition Corp. 11/10/21: announced third quarter 2021 financial results and operational highlights 11/09/23: appointed Brent Layton as next CEO; founder Jeff Arnold to serve as executive chairman 02/12/21: Savanna and Falcon Capital Acquisition Corp. reached agreement to combine; company expected to have an initial enterprise value of $3.9bn 08/11/21: entered home health market with acquisition of CareLinx 08/10/22: initiated a strategic review of its non-enterprise businesses 03/12/24: Savanna announced that is has been evaluating a range of options including a potential sale of the Company 10/12/23: received an unsolicited preliminary non-binding proposal from Claritas Capital to acquire the Company 05/31/23: concluded strategic review and announced share repurchase program Internal Mgmt. Projections 2023A⁽⁶⁾ 2024E 2025E 2024E 2025E Revenue $401 $394 $429 $416 $512 EV / Revenue⁽⁷⁾ 0.7x 0.7x 0.6x 0.7x 0.5x Adj. EBITDA 9 2 12 22 62 EV / EBITDA⁽⁷⁾ 30.7x NM 21.7x 12.6x 4.4x Analyst Consensus ⁽⁵⁾ [****]

6 Summary of Final Proposal (1) Per management, assumes liquidation preference of $50mm, net debt of $86.2mm as of 09/30/24 and fully diluted shares as of 06/13/24 using treasury stock method, including shares triggered by a change in control. Received on 6/20/24 Offer Price Per Share $1.430 Premium to Current ($0.77 as of 06/20/24) 84.7% Premium to 30-day VWAP ($0.80 as of 06/20/24) 78.3% Consideration for Shareholders - Implied Enterprise Value ($ in mm)(1) $534.3 EV / 2024E Base Case Revenue 1.3x EV / 2025E Base Case Revenue 1.0x EV / 2024E Base Case Adj. EBITDA 24.9x EV / 2025E Base Case Adj. EBITDA 8.7x Financing Sources - Assumptions - - Series A Convertible Preferred Stock remains outstanding following the closing of the Transaction Participants in the Change in Control Plan to receive replacement equity awards for their unvested equity awards 100% cash for non-rolling shareholders 100% equity for cash needs and insider shareholders, Claritas Capital and Jeff Arnold, rolling shares into NewCo

2.Management Projections

8 Savanna Projections Per Management Income Statement (1) 2023A P&L adjusted to account for contract termination with Elevance. Note: $ in mm, except per share data. Source(s): Management projections, as of 06/20/24. 2023A 2024E 2025E 2026E 2027E Enterprise $200.1 $207.5 $283.0 $368.8 $436.4 Provider 119.3 122.9 137.8 150.1 159.8 Life Sciences 82.0 86.0 91.4 97.9 103.9 '23A - '24E '24E - '27E Add Back EBITDA (Warrant Revenue) (0.0) – – – – Growth Rate CAGR Total Revenue $401.3 $416.4 $512.3 $616.8 $700.1 3.7% 18.9% % Growth 3.7% 23.0% 20.4% 13.5% Enterprise $88.8 $88.7 $130.4 $171.5 $200.8 Provider 52.6 59.0 72.8 78.4 83.0 Life Sciences 42.3 44.2 47.2 50.3 53.4 '23A - '24E '24E - '27E Add Back EBITDA Adjustments (5.2) (1.2) (0.8) (0.8) (0.8) Growth Rate CAGR Total Gross Margin $178.5 $190.7 $249.6 $299.4 $336.4 6.8% 20.8% % Margin 44.5% 45.8% 48.7% 48.5% 48.0% Sales and Marketing ($57.3) ($50.1) ($54.7) ($58.5) ($65.6) General & Administrative (135.0) (127.3) (112.3) (122.7) (130.9) Product and Technology (69.4) (54.8) (55.3) (60.5) (64.4) Adjustments – (0.1) – – – Total Costs (Incl. Allocations) ($261.8) ($232.3) ($222.3) ($241.7) ($260.9) EBITDA (as defined) ($83.3) ($41.6) $27.2 $57.7 $75.5 % Growth NM NM 111.9% 30.7% (1) [****]

9 Savanna Projections Per Management Adjusted EBITDA Walk (1) 2023A P&L adjusted to account for contract termination with Elevance. Note: $ in mm, except per share data. Source(s): Management projections, as of 06/20/24. Non-Allocated Adjustments Severance $5.2 $1.5 $1.0 $1.0 $1.0 Other Expenses (0.8) – – – – SBC 46.9 44.4 31.5 31.5 31.5 '23A - '24E '24E - '27E Other Non-Operating Expenses 40.7 17.2 2.0 2.0 2.0 Growth Rate CAGR Adjusted EBITDA $8.8 $21.5 $61.7 $92.2 $109.9 144.1% 72.3% % Growth 144.1% 187.0% 49.4% 19.2% (1) 2023A 2024E 2025E 2026E 2027E [****]

10 Enterprise Segment Projections Per Management Enterprise Segment Income Statement (1) 2023A P&L adjusted to account for contract termination with Elevance. Note: $ in mm, except per share data. Source(s): Management projections, as of 06/20/24. 2023A 2024E 2025E 2026E 2027E '23A - '24E '24E - '27E Growth Rate CAGR Enterprise Revenue $200.1 $207.5 $283.0 $368.8 $436.4 3.7% 28.1% % Growth 4% 36% 30% 18% Cost of Goods Sold ($111.3) ($118.8) ($152.6) ($197.3) ($235.5) Total Gross Margin $88.8 $88.7 $130.4 $171.5 $200.8 NM 31.3% % Margin 44% 43% 46% 46% 46% Less: Direct Overhead Costs (48.4) (47.8) (59.0) (66.7) (77.8) '23A - '24E '24E - '27E Less: Allocated Overhead (43.4) (31.7) (35.8) (39.3) (40.9) Growth Rate CAGR Adjusted EBITDA ($3.0) $9.2 $35.7 $65.5 $82.1 NM 107.5% (1) [****]

Savanna Valuation ` 3.

12 Overview of Valuation Methodologies MTS did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, MTS’ analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view. Discounted Cash Flow (DCF) Comparable Public Companies Precedent M&A Transactions • Analysis of future unlevered free cash flows through 2027E • Cash flows discounted back to 09/30/24 using weighted-average cost of capital (WACC) calculations o 11% WACC based on comparable publicly traded companies; sensitized from 11% – 15% • Terminal value calculated by perpetual growth rate method – sensitized 2.0% - 3.0% • Per management, net debt of ($86.2mm) subtracted from implied enterprise value to calculate implied equity value and per share value on a fully diluted basis, including vested change in control shares as of 06/13/24 • Assumes Series A Preferred stock receives liquidation preference of $50mm • Evaluation of comparable publicly traded provider, payor/employer & pharma-tech companies • Applies upper and lower quartile of 2024E Adjusted EBITDA multiples (11.7x – 18.3x) and upper and lower quartile of 2025E Adjusted EBITDA multiples (9.0x – 14.2x) from the comparable company set to Savanna’s 2024E Adjusted EBITDA of $21.5mm and 2025E Adjusted EBITDA of $61.7mm to arrive at implied enterprise value • Per management, net debt of ($86.2mm) subtracted from implied enterprise value to calculate implied equity value and per share value on a fully diluted basis, including vested change in control shares as of 06/13/24 • Assumes Series A Preferred stock receives liquidation preference of $50mm • Evaluation of provider, payor/employer & pharma-tech precedent M&A transactions • Applies upper and lower quartile of Adjusted LTM EBITDA multiples (12.3x – 16.3x) from the precedent M&A transaction set to Savanna’s 2024E Adjusted EBITDA of $21.5mm to arrive at implied enterprise value • Per management, net debt of ($86.2mm) subtracted from implied enterprise value to calculate implied equity value and per share value on a fully diluted basis, including vested change in control shares as of 06/13/24 • Assumes Series A Preferred stock receives liquidation preference of $50mm • The Special Committee is considering a whole company transaction thus all valuation methodologies are solely focused on the value of the company as a whole • As a result of prior discussions, the Special Committee determined that individual segment sale transactions came with a high degree of execution risk and unquantifiable considerations to splitting up the business • Accordingly, prior preliminary valuation analysis did include sum-of-the-parts (“SOTP”) valuation methodologies based on the Special Committee’s consideration of all strategic alternatives at that time, including the contemplation of individual segment sales

13 Management Assumptions of Financial Projections General – 2024E-2027E projection model provided by management – Valuation date as of 09/30/24 • 09/30/24 projected net debt of ($86.2mm), per Savanna management – 2023A P&L is adjusted to account for termination of contract with Elevance (~$40mm of revenue) Revenue and Expenses – Projections provided by Savanna management through 2027E Series A Shares – Series A receives liquidation preference of $50mm Net Working Capital – Projections provided by Savanna management through 2027E Capital Expenditures – Projections provided by Savanna management through 2027E Taxes – Corporate tax rate of 26.8% – NOL balance of $757mm as of YE ’23 provided by management, subject to 80% Section 382 limitation, using implied offer value Terminal Value – Calculated via perpetual growth rate method and sensitized from 2.0% to 3.0% WACC – 11% based on comparable publicly traded companies and sensitized up to 15% given high execution risk of the Enterprise business segment [****]

14 Summary of Valuation Analysis Implied Enterprise Value of Savanna’s Consolidated Business (1) LTM trading range for informational purposes only. (2) Per share values are based on equity value and include the $86.8mm in estimated cash per management as of 09/30/24, $0.5mm in debt and $50.0mm in liquidation preference associated with the entire company (per management as of 06/20/24); Consists of 360.892mm basic shares outstanding (excludes earnout shares and per management as of 06/13/24) and applicable dilutive securities accounted for using the Treasury Stock Method. Note: $ in mm, except per share data. Per share values rounded to the nearest $0.05, except for market data over selected trading dates, implied per share offer values and current share price. Enterprise value ranges rounded to the nearest ten million, except for market data over selected trading dates and current equity values. Source(s): Management projections and Capital IQ, as of 06/20/24. WholeCo Discounted Cash Flow WholeCo Trading Comps WholeCo Txn. Comps LTM Trading Range(1) WACC // Terminal Growth Rate 2024E 2025E 2024E Metric 52-Wk Range EBITDA Multiple LTM EBITDA Multiple $0.48 - $1.80 WACC: 11% - 15% '24E Adj. EBITDA: $21.5 '25E Adj. EBITDA: $61.7 '24E Adj. EBITDA: $21.5 Terminal Growth Rate: 2% - 3% Multiple: 11.7x - 18.3x Multiple: 9.0x - 14.2x Multiple: 12.3x - 16.3x Enterprise Value Range $150 - $700 $420 - $690 $250 - $390 $550 - $870 $260 - $350 Per Share Value Range(2) $0.48 - $1.80 $1.15 - $1.75 $0.75 - $1.10 $1.45 - $2.15 $0.75 - $1.00 $150 $420 $250 $550 $260 $700 $690 $390 $870 $350 $- $200 $400 $600 $800 $1,000 Implied Enterprise Value Current EV: $267mm ($0.77/share) Offer Value: Offer: $534mm

15 Summary of Valuation Analysis Implied Share Price of Savanna’s Consolidated Business (1) LTM trading range for informational purposes only. (2) Per share values are based on equity value and include the $86.8mm in estimated cash per management as of 09/30/24, $0.5mm in debt and $50.0mm in liquidation preference associated with the entire company (per management as of 06/20/24); Consists of 360.892mm basic shares outstanding (excludes earnout shares and per management as of 06/13/24) and applicable dilutive securities accounted for using the Treasury Stock Method. Note: $ in mm, except per share data. Per share values rounded to the nearest $0.05, except for market data over selected trading dates, implied per share offer values and current share price. Enterprise value ranges rounded to the nearest ten million, except for market data over selected trading dates and current equity values. Source(s): Management projections and Capital IQ, as of 06/20/24. WholeCo Discounted Cash Flow WholeCo Trading Comps WholeCo Txn. Comps LTM Trading Range(1) WACC // Terminal Growth Rate 2024E 2025E 2024E Metric 52-Wk Range EBITDA Multiple LTM EBITDA Multiple $0.48 - $1.80 WACC: 11% - 15% '24E Adj. EBITDA: $21.5 '25E Adj. EBITDA: $61.7 '24E Adj. EBITDA: $21.5 Terminal Growth Rate: 2% - 3% Multiple: 11.7x - 18.3x Multiple: 9.0x - 14.2x Multiple: 12.3x - 16.3x Enterprise Value Range $150 - $700 $420 - $690 $250 - $390 $550 - $870 $260 - $350 Per Share Value Range(2) $0.48 - $1.80 $1.15 - $1.75 $0.75 - $1.10 $1.45 - $2.15 $0.75 - $1.00 $0.48 $1.15 $0.75 $1.45 $0.75 $1.80 $1.75 $1.10 $2.15 $1.00 $- $0.50 $1.00 $1.50 $2.00 $2.50 Per Share Price Current Share Price: $0.77 ($267mm EV) Per Share Offer Value: Offer: $1.43

Appendix Discounted Cash Flow Analysis Valuation Support

Discounted Cash Flow Analysis

18 Discounted Cash Flow Analysis Projects per Savanna Management (1) 2023A P&L adjusted to account for contract termination with Elevance. Note: $ in mm, except per share data. Cash flows discounted back to 09/30/24 and a weighted average cost of capital of 11%. Source(s): Management projections and Capital IQ, as of 06/20/24. 2023A 2024E 2025E 2026E 2027E Adjusted EBITDA $8.8 $21.5 $61.7 $92.2 $109.9 Less: D&A (61.2) (50.3) (36.8) (27.3) (25.3) Adjusted EBIT ($52.4) ($28.8) $24.9 $64.9 $84.6 Less: Tax Expense – (6.7) (17.4) (22.7) Plus Tax Savings from NOLs – 5.2 5.2 5.2 Plus: D&A 50.3 36.8 27.3 25.3 Less: Δ in Net Working Capital (11.2) (3.5) (10.4) (7.6) Less: Capital Expenditures (23.4) (23.7) (24.3) (24.7) Projected Free Cash Flow ($13.1) $33.0 $45.3 $60.2 WACC: 11.0% PV of UFCF ($3.2) $30.5 $37.8 $45.2 Terminal Value Perpetual Growth Rate 2.5% Terminal Value $726.0 Terminal Value Perpetual Growth Rate Implied EBITDA Exit Multiple 6.6x 2.0% 2.5% 3.0% 11.0% $622.3 $655.1 $692.0 NPV of UFCF $110.3 WACC 13.0% 505.4 526.5 549.6 PV of Terminal Value 544.9 15.0% 424.6 439.2 454.9 Enterprise Value $655.1 (1) [****]

Valuation Support

20 (1) Includes any preferred equity and non-controlling interests. (2) Given financial year end in January, 2023 actuals represent the period between February 2023 and January 2024, 2024 projections represent the period between February 2024 and January 2025, and 2025 projections represent the period between February 2025 and January 2026. (3) Net debt does not include Seller Earnouts. (4) Given financial year end in June, 2023 actuals represent the period between July 2023 and June 2024, 2024 projections represent the period between July 2024 and June 2025, and 2025 projections represent the period between July 2025 and June 2026. (5) Given financial year end in February, 2023 actuals represent the period between March 2023 and February 2024, 2024 projections represent the period between March 2024 and February 2025, and 2025 projections represent the period between March 2025 and February 2026. Note: $ in mm, except per share data. Companies sorted by market capitalization as of 06/20/24. Enterprise Value includes non-controlling interest and preferred equity. Source(s): Capital IQ and Company websites and filings as of 06/20/24. Share Price Equity Net Debt / Ent. EV / EBITDA Company Name 06/20/24 Mkt. Cap. Other(1) Value 2024E 2025E HealthEquity $82.26 $7,476 $851 $8,326 18.5x 15.4x R1 RCM 12.63 5,506 2,103 7,609 11.8x 9.9x Alight 7.54 4,419 2,540 6,959 8.9x 8.1x Evolent 22.03 2,592 627 3,219 13.0x 10.1x Progyny 25.34 2,429 (372) 2,058 9.4x 7.8x Craneware 29.15 1,043 (5) 1,038 18.1x 16.9x HealthStream 27.58 856 (84) 772 11.7x 11.0x Definitive Healthcare 5.44 682 293 975 11.8x 10.9x Accolade 5.96 499 (26) 473 27.8x 13.0x Health Catalyst 6.04 387 (98) 289 11.7x 7.8x OptimizeRx 10.73 204 21 225 19.4x 15.3x Upper Quartile 18.3x 14.2x Mean 14.7x 11.5x Median 11.8x 10.9x Lower Quartile 11.7x 9.0x Selected Comparable Public Companies Provider, Payor/Employer & Pharma-Tech Comparables (2) (3) (4) (5)

21 TEV as a multiple of Date Ann. Target Acquiror TEV ($mm) LTM EBITDA 09/05/23 NextGen Healthcare Thoma Bravo 1,790 14.3x 11/01/22 Benefitfocus Voya Financial 570 13.9x 10/03/22 bswift Francisco Partners 735 14.7x 06/21/22 Convey Health Solutions TPG 1,072 16.3x 06/16/22 LifeWorks TELUS 2,097 16.3x 04/05/22 Tivity Health Stone Point Capital 1,921 12.5x 01/06/21 Change Healthcare Optum 13,008 12.3x 10/27/20 Health Advocate Teleperformance 690 13.8x 12/20/19 Care.com IAC 487 17.3x 07/24/17 WebMD KKR 2,675 11.7x 10/21/16 Everyday Health Ziff Davis 467 10.7x All Transactions (n=11) Upper Quartile $2,097 16.3x Mean 2,319 14.0x Median 1,072 13.9x Lower Quartile 570 12.3x Note: $ in mm. Deals sorted by announcement date. Assumes private companies were acquired on a debt free, cash free basis. Source(s): Capital IQ and Company websites and filings as of 06/20/24. Selected Precedent Transactions Provider, Payor/Employer & Pharma-Tech Transactions

WACC Analysis

Company	Price	Equity Value	Total Debt	Total Cap.	Debt / Cap.	D/E Ratio	Tax	Beta Levered	Beta Unlevered	Debt Cost
HealthEquity	$82.26	$7,476	$1,101	$8,576	13%	0.1x	25.7%	(0.02)	(0.02)	5.3%
R1 RCM	12.63	5,506	2,281	7,787	29%	0.4x	25.7%	0.63	0.48	6.8%
Alight	7.54	4,419	2,787	7,206	39%	0.6x	30.5%	1.40	0.97	4.6%
Evolent	22.03	2,592	611	3,203	19%	0.2x	27.0%	1.04	0.89	7.6%
Progyny	25.34	2,429	-	2,429	0%	0.0x	28.3%	1.46	1.46	NM
Craneware	29.15	1,043	59	1,102	5%	0.1x	25.0%	(0.10)	(0.09)	8.1%
HealthStream	27.58	856	-	856	0%	0.0x	27.5%	0.55	0.55	NM
Definitive Healthcare	5.44	682	253	935	27%	0.4x	29.0%	1.98	1.57	6.0%
Accolade	5.96	499	211	710	30%	0.4x	21.0%	1.91	1.43	1.2%
Health Catalyst	6.04	387	230	617	37%	0.6x	25.7%	2.25	1.56	3.2%
OptimizeRx	10.73	204	36	240	15%	0.2x	29.0%	2.42	2.16	16.7%
All companies (n=11)										
Top Quartile					9.1%	0.1x	25.7%	0.59	0.52	4.6%
Mean					**19.5%**	**0.3x**	**26.7%**	**1.23**	**1.00**	**6.6%**
Median					**19.1%**	**0.2x**	**27.0%**	**1.40**	**0.97**	**6.0%**
Bottom Quartile					29.5%	0.4x	28.6%	1.95	1.51	7.6%

	Weight	Cost of Capital Pre-Tax	Cost of Capital After-Tax	Contribution to WACC
Debt Capital	19.1%	6.0%	4.4%	0.8%
Equity Capital	80.9%	12.2%	12.2%	9.9%
Assumed Tax Rate	26.8%		**Implied WACC**	**10.7%**

Cost of Equity Calculation	
Unlevered Beta	0.97
Levered Beta	1.14
Normalized Risk-Free Rate[(2)]	4.5%
Equity Market Risk Premium[(3)]	5.0%
Company Size Premium[(4)]	2.0%
Cost of Common Equity	**12.2%**

(1) 2-year weekly historical beta.
(2) Current 20-year US Treasury Spot yield used as a proxy for normalized long-term risk-free rate.
(3) Expected Equity Risk Premium (ERP) per Kroll report as of Jun '24.
(4) Per Kroll CRSP report as of Dec '23. Size premium represents companies with market caps between $213mm and $555mm.
Note: $ in mm, except per share data. Companies sorted by market capitalization as of 06/20/24.
Source(s): Capital IQ and Company websites and filings as of 06/20/24.

MTS

22

Historical EBITDA Estimate Revisions

24 Historical EBITDA Estimate Revisions (1) Beginning in Sep '23, the company re-casted 2022 adjusted EBITDA following changes in their definition of adjusted EBITDA. Figures presented for FY 2022 are prior to the re-cast. (2) Guidance suspended in Q3 ’22 and again in 2024 while company awaits results of strategic review. (3) 2023 EBITDA does not adjust for contract termination with Elevance. Note: $ in mm. Source(s): Capital IQ, Company filings and press releases as of 06/20/24. Guidance vs. Analyst Estimates vs. Actuals (2021A – 2024E) 2022 EBITDA Estimate Revisions(1) $15.8 $33.0 – $10.0 $20.0 $30.0 $40.0 $50.0 $60.0 $70.0 7/29/21 11/29/21 3/29/22 7/29/22 11/29/22 2023 EBITDA Estimate Revisions $16.5 $23.5 – $20.0 $40.0 $60.0 $80.0 $100.0 1/5/22 5/5/22 9/5/22 1/5/23 5/5/23 9/5/23 Guidance Suspended(2) 2024 EBITDA Estimate Revisions (Year-to-Date) $1.9 $21.5 ($10.0) $10.0 $30.0 $50.0 $70.0 $90.0 $110.0 1/5/23 5/5/23 9/5/23 1/5/24 5/5/24 Guidance Suspended(2) Analyst Estimates Management Guidance Management Projections Actual Performance (3) [****]

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